Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com

Park Hotels & Resorts Inc. Reports Fourth Quarter and Full Year 2021 Results

TYSONS, VA (February 17, 2022) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full year ended December 31, 2021 and provided an operational update on COVID-19.

Fourth quarter financial highlights include:

•
RevPAR was $110.22, an increase of 297.9% on a pro-forma basis from the same period in 2020 and a decrease of 37.6% from the same period in 2019;
•
Occupancy for Park’s 46 consolidated hotels open during the fourth quarter was 55.1%;
•
Net loss and net loss attributable to stockholders were $(65) million and $(67) million, respectively;
•
Adjusted EBITDA was $81 million, an increase of 3.4% compared to the third quarter of 2021;
•
Pro-forma Hotel Adjusted EBITDA was $85 million, a sequential improvement of 2.4% compared to the third quarter of 2021;
•
Adjusted FFO attributable to stockholders was $10 million, a sequential improvement of 129.5% compared to the third quarter of 2021;
•
Diluted loss per share was $(0.28); and
•
Diluted Adjusted FFO per share was $0.05.

Full-year financial highlights include:

•
Pro-forma RevPAR was $84.11, an increase of 71.7% from 2020 and a decrease of 53.7% from 2019;
•
Net loss and net loss attributable to stockholders were $(452) million and $(459) million, respectively;
•
Adjusted EBITDA was $142 million;
•
Pro-forma Hotel Adjusted EBITDA was $179 million;
•
Adjusted FFO attributable to stockholders was $(136) million;
•
Diluted loss per share was $(1.95) and
•
Diluted Adjusted FFO per share was $(0.57).

Additional highlights for the year include:

•
Reopened all of Park's consolidated hotels except the Hilton Short Hills and the Parc 55 San Francisco - a Hilton Hotel, with 96% of total room count open;
•
Recommenced $110 million expansion project at the Waldorf Astoria Orlando and Signia by Hilton Orlando Bonnet Creek complex to add more than 90,000 square feet of meeting and event space, which is expected to be completed by the fourth quarter of 2023;
•
Generated positive Hotel Adjusted EBITDA for three consecutive quarters, with 37 of 46 of Park's open consolidated hotels exceeding break-even levels during the fourth quarter and generated positive Adjusted FFO in the fourth quarter for the second consecutive quarter;
•
Issued an aggregate of $750 million of senior secured notes ("2029 Senior Secured Notes") and utilized the net proceeds to repay outstanding bank debt by approximately $737 million;
•
Completed the sales of five consolidated hotels for total gross proceeds of approximately $477 million and utilized the net proceeds to repay outstanding bank debt by $456 million, leaving just $78 million outstanding on Park's sole remaining corporate term loan and no amounts outstanding on the revolving credit facility ("Revolver"); and
•
In February 2022, Park further amended its credit facility to provide, among other changes, an extension of covenant relief and the removal or reduction of certain restrictions, including certain limitations on asset sales and stock repurchases.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, “I am extremely proud of our team as we navigated the ongoing challenges of COVID-19 during the past year. On the operations side, we continued to adapt our operating model to maximize efficiencies while also working with our operating partners to prioritize meaningful standards and amenities such as enhanced cleaning and limited face-to-face contact. We remained disciplined throughout the year and reopened six hotels when it was profitable to do so, which allowed us to generate positive Hotel Adjusted EBITDA for the third consecutive quarter and positive Adjusted FFO for the second consecutive quarter. Additionally, we have worked diligently to de-lever our balance sheet through assets sales totaling $477 million in gross proceeds during 2021 and maintain financial flexibility to readily execute on our long-term strategies. As we think about our current operating environment, we continue to be encouraged by the strong fundamentals in the leisure segment, particularly in Hawaii, Miami and Key West. While we expect some headwinds in the first quarter of 2022 resulting from group cancellations and cautious business travel sentiment due to the Omicron variant, we anticipate a more broad-based recovery across our industry and expect increasing demand trends throughout the year as groups look to rebook their long-postponed events, business travel ramps up and international travel resumes. With our diversified portfolio and current liquidity of nearly $1.6 billion, Park remains incredibly well positioned to capitalize on recovery fundamentals across all demand segments as well as accretive internal and external growth opportunities that fit Park’s strategic profile.”

Selected Statistical and Financial Information

(unaudited, amounts in millions, except Pro-forma RevPAR, Pro-forma ADR and per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change(1)		2021	2020	Change(1)
Pro-forma RevPAR	$110.22	$27.70	297.9%		$84.11	$48.99	71.7%
Pro-forma Occupancy	52.5%	20.6%	31.9%	pts	43.2%	26.8%	16.4%	pts
Pro-forma ADR	$210.00	$134.83	55.8%		$194.53	$182.80	6.4%

Pro-forma Total RevPAR	$169.36	$41.31	309.9%		$127.10	$77.22	64.6%

Net loss	$(65)	$(218)	NM(2)		$(452)	$(1,444)	NM(2)
Net loss attributable to stockholders	$(67)	$(217)	NM(2)		$(459)	$(1,440)	NM(2)

Adjusted EBITDA	$81	$(65)	NM(2)		$142	$(194)	NM(2)
Pro-forma Hotel Adjusted EBITDA	$85	$(51)	NM(2)		$179	$(144)	NM(2)
Pro-forma Hotel Adjusted EBITDA margin	19.7%	(48.1)%	NM(2)		13.8%	(18.2)%	NM(2)
Adjusted FFO attributable to stockholders	$10	$(125)	NM(2)		$(136)	$(389)	NM(2)

Loss per share - Diluted(1)	$(0.28)	$(0.92)	NM(2)		$(1.95)	$(6.11)	NM(2)
Adjusted FFO per share - Diluted(1)	$0.05	$(0.53)	NM(2)		$(0.57)	$(1.65)	NM(2)
Weighted average shares outstanding - Diluted	236	235	1		236	236	—

(1)	Amounts are calculated based on unrounded numbers.
(2)	Percentage change is not meaningful.

Operational Update

The current status of Park’s hotels as of February 17, 2022 is as follows (for a list of status by hotel please see Park’s financial supplement):

Status	Number of Hotels	Total Rooms
Consolidated Open	46	26,551
Consolidated Suspended	2	1,338
Total Consolidated	48	27,889
Unconsolidated Open	6	4,036
Total Hotels	54	31,925

The timing of reopening Park's two remaining suspended hotels will depend primarily on market demand recovery in their respective markets.

Changes in Pro-forma ADR, Occupancy and RevPAR compared to the same periods in 2020 and 2019 and Pro-forma Occupancy for Park’s 48 consolidated hotels were as follows:

	Change in Pro-forma ADR		Change in Pro-forma Occupancy				Change in Pro-forma RevPAR
	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020		2021 vs. 2019		2021 vs. 2020	2021 vs. 2019	2021 Pro-forma Occupancy
Q1 2021	(28.9)%	(30.6)%	(35.0)%	pts	(50.7)%	pts	(69.3)%	(76.2)%	26.6%

Q2 2021	44.8	(16.7)	36.1		(43.4)		897.0	(58.9)	42.2

Q3 2021	50.0	(7.0)	32.2		(33.0)		301.6	(43.4)	51.3

Oct 2021	51.9	(13.8)	26.9		(34.3)		226.5	(48.7)	50.4
Nov 2021	59.3	(6.1)	32.4		(29.1)		321.8	(39.8)	52.1
Dec 2021	53.7	8.0	36.5		(20.9)		356.9	(21.7)	55.0
Q4 2021	55.8	(4.2)	31.9		(28.1)		297.9	(37.6)	52.5

	2022 vs. 2021	2022 vs. 2019	2022 vs. 2021		2022 vs. 2019		2022 vs. 2021	2022 vs. 2019	2022 Pro-forma Occupancy
Jan 2022	50.1	(10.4)	18.6		(31.8)		180.4	(50.2)	39.9

Changes in Pro-forma ADR, Occupancy and RevPAR for certain periods in 2021 compared to the same periods in 2020 and 2019 and Pro-forma Occupancy for 2021 for only the consolidated hotels open for substantially all of each period were as follows:

		Change in Pro-forma ADR		Change in Pro-forma Occupancy				Change in Pro-forma RevPAR
	Number of Consolidated Hotels Open	2021 vs. 2020	2021 vs. 2019	2021 vs. 2020		2021 vs. 2019		2021 vs. 2020	2021 vs. 2019	2021 Pro-forma Occupancy
Q1 2021	40	(28.3)%	(28.8)%	(27.2)%	pts	(41.1)%	pts	(58.5)%	(66.1)%	37.2%

Q2 2021	41	45.9	(11.1)	47.6		(28.5)		891.5	(41.1)	55.8

Q3 2021	45	49.9	(4.1)	36.3		(25.2)		301.5	(33.2)	58.0

Oct 2021	46(1)	51.9	(12.6)	28.3		(31.5)		226.5	(45.2)	52.9
Nov 2021	46	59.3	(4.8)	34.0		(26.2)		321.8	(35.7)	54.7
Dec 2021	46	53.7	8.1	38.3		(17.9)		356.8	(17.5)	57.8
Q4 2021	46	55.7	(3.3)	33.6		(25.2)		297.9	(33.6)	55.1

		2022 vs. 2021	2022 vs. 2019	2022 vs. 2021		2022 vs. 2019		2022 vs. 2021	2022 vs. 2019	2022 Pro-forma Occupancy
Jan 2022	46	50.1	(8.1)	19.5		(29.6)		180.4	(46.1)	41.9

________________________________________________

(1)	October 2021 and subsequent periods include the New York Hilton Midtown which reopened on October 4, 2021.

For the fourth quarter of 2021, Park’s portfolio generated positive Hotel Adjusted EBITDA for the third consecutive quarter with 37 of 46 of Park’s open consolidated hotels exceeding break-even levels.

During 2021, domestic leisure transient demand grew significantly compared to 2020 as COVID-19 vaccinations rates increased and domestic restrictions eased, despite some disruption from virus variants; however, restrictions on international travel remained in place for the majority of the year. The Rooms Revenue mix for each of the three months and years ended December 31, 2021, 2020 and 2019 for the 46 consolidated hotels open for substantially all of the fourth quarter of 2021 or 40 consolidated hotels open during the entirety of 2021 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Group	19.3%	10.6%	28.6%	12.2%	23.8%	27.1%
Transient	73.9	73.9	64.5	80.5	65.1	66.9
Contract	4.8	13.6	4.9	5.6	9.0	4.0
Other	2.0	1.9	2.0	1.7	2.1	2.0

Park saw a decrease in demand in January 2022 and month-to-date in February 2022 due to the rapid rise in COVID-19 cases from the Omicron variant, disruptions throughout the travel industry and restrictions being re-imposed by an increasing number of jurisdictions. At this time, Park expects that demand for only the first quarter of 2022 will be affected, with approximately $30 million of first quarter 2022 group business cancelled, of which most has been replaced with incremental new bookings during the balance of 2022.

While the operating environment remains very fluid due to rapidly changing trends from the Omicron variant, Park currently expects to see a return of group demand beginning in the second quarter of 2022 in select markets as groups continue to push out meetings originally scheduled for the third and fourth quarters of 2021 and the first quarter of 2022. Group bookings for 2022 have grown by approximately 239,000 room nights, or nearly 28%, since September 30, 2020, with acceleration following the approval of COVID-19 vaccines for emergency use in November 2020. As of December 31, 2021, group bookings for 2022 were approximately 62% of what 2019 group bookings were as of December 31, 2018, a slight decrease from last quarter due to cancellations in Q1 2022 and a slowdown in bookings resulting from concerns over the Omicron variant. Despite these developments, 2022 average group rates on the books remain strong, equaling 2019 average group rates on the books at December 31, 2018. In addition, as of December 31, 2021, group bookings for 2023 are 73% of what 2019 group bookings were as of December 31, 2017, and average group rates were strong for 2023, exceeding 2019 average group rates on the books at December 31, 2017.

Highlights for Park's consolidated hotels owned as of February 17, 2022 in each of the Company’s key markets, segmented between leisure and other markets, are as follows:

Leisure Markets

•
Hawaii: Both Hawaii hotels continued to benefit from domestic leisure demand and experienced a modest return of group demand, generating positive Hotel Adjusted EBITDA during the fourth quarter of 2021. The Hilton Waikoloa Village achieved peak occupancy of 70% in October 2021, and the Hilton Hawaiian Village achieved peak occupancy of 85% in December 2021. Occupancy for the quarter was 68% and 63% for Hilton Waikoloa Village and the Hilton Hawaiian Village, respectively. Rate increased by 27% at the Hilton Waikoloa Village compared to the fourth quarter of 2019;
•
Orlando: Park’s Orlando hotels were affected during the quarter from the resurgence of COVID-19 variants, achieving peak combined occupancy of 60% in December 2021 and combined occupancy of 57% for the quarter, an increase of 8 percentage points from the third quarter of 2021. Combined rate increased 19% compared to the fourth quarter of 2019;
•
New Orleans: The Hilton New Orleans Riverside benefited from an increase in leisure demand as well as an increase in group demand from extended housing of first responders following Hurricane Ida, achieving peak occupancy of 56% in October 2021 and occupancy of 52% for the quarter. Rate decreased by only 2% as compared to the fourth quarter of 2019;
•
Southern California: Park’s hotels in Southern California benefited from an increase in leisure demand, resulting in peak occupancy of 70% in October 2021 and 67% for the quarter. Compared to the fourth quarter of 2019, rate increased by 17%;
•
Key West: Casa Marina, A Waldorf Astoria Resort, and The Reach Key West, Curio Collection, continued to benefit from leisure transient demand achieving the hotels' highest-ever combined rate of $669, RevPAR of $585 and occupancy of 87% in December 2021. The hotels achieved occupancy of 77% for the quarter, an increase of 8 percentage points from the third quarter of 2021. Compared to the fourth quarter of 2019, occupancy increased by 15 percentage points and rate increased by 42%; and
•
Miami: Park’s Miami hotels benefited from strong domestic leisure transient demand and an increase in group demand, achieving peak combined occupancy of 85% in December 2021 and 78% for the quarter, an increase of 11 percentage points from the third quarter of 2021. Combined rate increased by 12% compared to the fourth quarter of 2019.

Other Markets

•
San Francisco: Three of Park's four hotels in the San Francisco market are open and achieved a combined occupancy of 30% for the quarter. The JW Marriott San Francisco Union Square and Hyatt Centric Fisherman's Wharf, both of which remained open throughout the pandemic and benefited from transient demand, achieved occupancy of 71% and 70% for the quarter, respectively. The JW Marriott San Francisco Union Square achieved peak occupancy of 73% in December 2021, and the Hyatt Centric Fisherman's Wharf achieved peak occupancy of 79% in October 2021;
•
Boston: Park’s Boston hotels benefited from demand from airline crews coupled with strong leisure demand, achieving peak combined occupancy of 76% in October 2021 and 66% for the quarter;
•
New York: The New York Hilton Midtown, which reopened in early October 2021, benefited from several group events and achieved peak occupancy of 62% in December 2021 with rate 7% higher as compared to December 2019. Occupancy was 47% for the quarter;

•
Chicago: Park's five hotels in Chicago achieved combined occupancy at a peak of 43% for October 2021 and 35% for the quarter. The combined average rate was 90% of the fourth quarter 2019. In particular, the Hilton Chicago Downtown saw rates at 94% of the fourth quarter of 2019, mostly due to strong group and leisure demand;
•
Denver: The Hilton Denver was affected during the quarter from a decrease in transient demand, while still achieving peak occupancy of 68% in October 2021 and 63% for the quarter;
•
Washington, D.C.: Park’s hotels in the Washington, D.C. market benefited primarily from leisure demand, with combined occupancy at a peak of 49% for November 2021 and 45% for the quarter, an increase of 2 percentage points from the third quarter of 2021; and
•
Seattle: Park’s Seattle hotels benefited from demand from airline crews and strong leisure travel with combined occupancy at a peak of 57% in December 2021 and 54% for the quarter. Combined average rate increased 12% in December 2021 as compared to December 2019.

Balance Sheet and Liquidity

Park and its hotel managers have taken several proactive steps to reduce the Company's burn rate, increase liquidity and mitigate the effects of COVID-19 on its business, including reducing labor and other operating expenses and cutting capital expenditures for 2021 to approximately $44 million for maintenance projects. As a result of these measures, coupled with continued leisure demand and the continued distribution of COVID-19 vaccines, Park's portfolio generated positive Hotel Adjusted EBITDA for the past three consecutive quarters and has generated positive Adjusted FFO for the second consecutive quarter.

Park’s Net Debt as of December 31, 2021 was $4.2 billion. Utilizing the net proceeds from the issuance of the 2029 Senior Secured Notes and the sales of five hotels during 2021 to repay outstanding debt, the Company has just $78 million outstanding on its sole remaining corporate term loan. Only 2% of Park’s total outstanding debt matures in 2022, and the weighted average maturity of Park’s consolidated debt is 4.7 years. Park's current liquidity is nearly $1.6 billion, including $901 million of available capacity under the Company's Revolver.

In February 2022, Park amended its credit and term loan facilities to extend the waiver period for the testing of the financial covenants to the date the financial statements are delivered for the quarter ended September 30, 2022 (except for the minimum fixed charge coverage ratio, which waiver period for such covenant will end as of the date the financial statements are delivered for the quarter ended June 30, 2022), in each case, unless Park elects an earlier date, and to adjust the required ratio levels of particular financial covenants after such waiver periods. As part of the amendment process, Park (i) extended the temporary periods for which calculation of certain financial covenants are annualized once quarterly testing of financial covenants resumes, (ii) extended the minimum liquidity covenant of $200 million through March 2023, (iii) obtained the ability to repurchase up to $250 million of shares as long as the Revolver balance is $0, (iv) increased the amount of non-recourse debt allowed to be incurred during the waiver period to $500 million from $350 million, (v) obtained the ability during the waiver period to voluntarily prepay certain debt maturing in 2022 and 2023, (vi) removed the limitation applied during the waiver period on capital expenditures within the portfolio, (vii) increased the ability during the waiver period to acquire investments to $1 billion from $200 million, with an option to expand to $1.5 billion with a corresponding increase of the minimum liquidity covenant to $300 million, and (viii) removed any restrictions on asset sales that applied during the waiver period. In addition, Park amended the mandatory prepayment requirements that apply during the waiver period to, among other things, only require mandatory repayments from specified events if and to the extent the Revolver balance exceeds $600 million (and no prepayment of the 2019 Term Facility being required).

Park had the following debt outstanding as of December 31, 2021:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2021
Fixed Rate Debt
Mortgage loan	DoubleTree Hotel Spokane City Center	3.62%	July 2026	$14
Mortgage loan	Hilton Denver City Center	4.90%	August 2022(1)	58
Mortgage loan	Hilton Checkers Los Angeles	4.11%	March 2023	26
Mortgage loan	W Chicago - City Center	4.25%	August 2023(2)	75
Mortgage loan	Hilton San Francisco Union Square, Parc 55 San Francisco - a Hilton Hotel	4.11%	November 2023	725
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	135
Mortgage loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	165
2025 Senior Secured Notes		7.50%	June 2025	650
2028 Senior Secured Notes		5.88%	October 2028	725
2029 Senior Secured Notes		4.88%	May 2029	750
Finance lease obligations		3.07%	2021 to 2022	—
Total Fixed Rate Debt		5.03%(3)		4,598

Variable Rate Debt
Revolving credit facility(4)(5)	Unsecured	L + 3.00%	December 2023	—
Mortgage loan	DoubleTree Hotel Ontario Airport	L + 3.00%	May 2022	30
2019 Term Facility(4)(6)	Unsecured	L + 2.65%	August 2024	78
Total Variable Rate Debt		3.25%(3)		108

Add: unamortized premium				4
Less: unamortized deferred financing costs and discount				(38)
Total Debt(7)		5.01%(3)		$4,672

(1)	The loan matures in August 2042 but is callable by the lender beginning August 2022.
(2)	In November 2021, Park modified the $75 million mortgage loan secured by the W Chicago City Center to require interest only payments until its maturity date.
(3)	Calculated on a weighted average basis.
(4)	In May 2020, Park amended its credit and term loan facilities to add a LIBOR floor of 25 basis points.
(5)

In September 2020, Park increased its aggregate commitments under the Revolver by $75 million to $1.075 billion and extended the maturity date with respect to $901 million of the aggregate commitments for two years to December 2023, including all $75 million of the increased Revolver commitments. The remaining $174 million of commitments under the Revolver matured in December 2021.

(6)	The outstanding balance of the 2019 Term Facility is hedged by an interest rate swap with a fixed interest rate of 1.86% per annum maturing in April 2022.

(7)	Excludes $225 million of Park’s share of debt of its unconsolidated joint ventures.

Dividends

In light of the COVID-19 pandemic, Park suspended dividend payments following the payment of its first quarter 2020 dividend. However, Park is currently evaluating the reinstatement of a quarterly cash dividend of $0.01 per share, subject to approval by its Board of Directors.

Full-Year 2022 Outlook

Given the continued economic uncertainty, travel restrictions and rapidly changing circumstances related to the COVID-19 pandemic, Park is not providing an outlook for full-year 2022 at this time.

The Company’s ability to predict future operating results remains significantly impacted by the current COVID-19 pandemic. Park expects that the trends affecting the economy will continue to depress hotel operating results across the portfolio. While recent trends have shown signs of improvement, the economic environment continues to lack sufficient clarity at this time to provide accurate guidance.

Supplemental Disclosures

In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.

Environmental, Social and Governance

In November 2021, Park published its 2021 Annual Corporate Responsibility Report ("CR Report"), which includes Global Reporting Initiative and Sustainability Accounting Standards Board indices as well as its first Task Force on Climate-Related Financial Disclosures report. The 2021 CR Report details Park's energy, carbon, water and waste metrics in 2020 and also highlights the Company’s enhanced sustainability and corporate responsibility efforts throughout the pandemic, including the efforts related to Park’s Diversity and Inclusion Steering Committee. Park also participated in the 2021 Global Real Estate Sustainability Benchmark ("GRESB") assessment for the second consecutive year, improving its score and ranking in the top 35% of all GRESB participant companies. Additionally, Park was recognized by Newsweek as one of America's Most Responsible Companies for the third consecutive year in 2022, ranking in the top third of all selected companies.

Conference Call

Park will host a conference call for investors and other interested parties to discuss fourth quarter and full year 2021 results on February 18, 2022 beginning at 11 a.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full Year 2021 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.

A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, including the expected dates for reopening the Company’s hotels and dates that its hotels will break even or achieve positive Hotel Adjusted EBITDA, the impact to the Company's business and financial condition and that of its hotel management companies, measures being taken in response to COVID-19, the effects of competition and the effects of future legislation or regulations, the expected completion of anticipated dispositions, the declaration and payment of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors continues to be the adverse effect of COVID-19, including resurgences, on the Company’s financial condition, results of operations, cash flows and performance, its hotel management companies and its hotels’ tenants, and the global economy and financial markets. COVID-19 has significantly affected the Company’s business, and the extent to which COVID-19 continues to affect the Company, its hotel managers, tenants and guests at the Company’s hotels will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its effect, the emergence of virus variants, the efficacy, availability and deployment of vaccinations and other treatments to combat COVID-19, including public adoption rates of COVID-19 vaccines, additional closures that may be mandated or advisable even after the reopening of the Company’s hotels, whether due to an increased number of COVID-19 cases or otherwise, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse effects of COVID-19.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.

About Park

Park is the second largest publicly traded lodging REIT with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Park’s portfolio currently consists of 54 premium-branded hotels and resorts with approximately 32,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	December 31,
	2021	2020
ASSETS
Property and equipment, net	$8,511	$9,193
Investments in affiliates	15	14
Intangibles, net	44	45
Cash and cash equivalents	688	951
Restricted cash	75	30
Accounts receivable, net of allowance for doubtful accounts of $2 and $3	96	26
Prepaid expenses	35	39
Other assets	69	60
Operating lease right-of-use assets	210	229
TOTAL ASSETS (variable interest entities - $237 and $229)	$9,743	$10,587
LIABILITIES AND EQUITY
Liabilities
Debt	$4,672	$5,121
Accounts payable and accrued expenses	156	147
Due to hotel managers	111	88
Deferred income tax liabilities	9	10
Other liabilities	165	134
Operating lease liabilities	227	244
Total liabilities (variable interest entities - $219 and $213)	5,340	5,744

Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 236,888,804 shares issued and 236,483,990 shares outstanding as of December 31, 2021 and 236,217,344 shares issued and 235,915,749 shares outstanding as of December 31, 2020	2	2
Additional paid-in capital	4,533	4,519
(Accumulated deficit) retained earnings	(83)	376
Accumulated other comprehensive loss	—	(4)
Total stockholders' equity	4,452	4,893
Noncontrolling interests	(49)	(50)
Total equity	4,403	4,843
TOTAL LIABILITIES AND EQUITY	$9,743	$10,587

PARK HOTELS & RESORTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Rooms	$283	$73	$870	$526
Food and beverage	99	15	251	189
Ancillary hotel	53	21	190	108
Other	16	4	51	29
Total revenues	451	113	1,362	852

Operating expenses
Rooms	84	31	254	193
Food and beverage	82	18	208	173
Other departmental and support	125	63	423	359
Other property-level	40	58	191	258
Management fees	19	3	59	30
Impairment and casualty loss, net	2	—	9	696
Depreciation and amortization	68	73	281	298
Corporate general and administrative	14	21	62	63
Acquisition costs	—	—	—	10
Other	15	5	49	36
Total expenses	449	272	1,536	2,116

(Loss) gain on sales of assets, net	—	—	(5)	62

Operating income (loss)	2	(159)	(179)	(1,202)

Interest income	1	—	1	2
Interest expense	(63)	(64)	(258)	(213)
Equity in losses from investments in affiliates	(1)	(6)	(7)	(22)
Other loss, net	—	(9)	(7)	(15)

Loss before income taxes	(61)	(238)	(450)	(1,450)
Income tax (expense) benefit	(4)	20	(2)	6
Net loss	(65)	(218)	(452)	(1,444)
Net (income) loss attributable to noncontrolling interests	(2)	1	(7)	4
Net loss attributable to stockholders	$(67)	$(217)	$(459)	$(1,440)

Loss per share:
Loss per share – Basic	$(0.28)	$(0.92)	$(1.95)	$(6.11)
Loss per share – Diluted	$(0.28)	$(0.92)	$(1.95)	$(6.11)

Weighted average shares outstanding – Basic	236	235	236	236
Weighted average shares outstanding – Diluted	236	235	236	236

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(65)	$(218)	$(452)	$(1,444)
Depreciation and amortization expense	68	73	281	298
Interest income	(1)	—	(1)	(2)
Interest expense	63	64	258	213
Income tax expense (benefit)	4	(20)	2	(6)
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	3	5	11	16
EBITDA	72	(96)	99	(925)
Loss (gain) on sales of assets, net	—	—	5	(62)
Gain on sale of investments in affiliates(1)	—	—	—	(1)
Acquisition costs	—	—	—	10
Severance expense	—	7	—	33
Share-based compensation expense	4	10	19	20
Impairment and casualty loss, net	2	—	9	696
Other items(2)	3	14	10	35
Adjusted EBITDA	$81	$(65)	$142	$(194)

(1)	Included in other (loss) gain, net in the consolidated statements of operations.
(2)	For the year ended December 31, 2020, includes a $12 million reserve related to ongoing claims in connection with Park’s obligation to indemnify Hilton under the spin-off agreements.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

PRO-FORMA HOTEL ADJUSTED EBITDA AND

PRO-FORMA HOTEL ADJUSTED EBITDA MARGIN

(unaudited, dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Adjusted EBITDA	$81	$(65)	$142	$(194)
Less: Adjusted EBITDA from investments in affiliates	(3)	1	(7)	3
Add: All other(1)	9	10	42	44
Hotel Adjusted EBITDA	87	(54)	177	(147)
Less: Adjusted EBITDA from hotels disposed of	(2)	3	2	3
Pro-forma Hotel Adjusted EBITDA	$85	$(51)	$179	$(144)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Total Revenues	$451	$113	$1,362	$852
Less: Other revenue	(16)	(4)	(51)	(29)
Less: Revenues from hotels disposed of	—	(3)	(17)	(35)
Pro-forma Hotel Revenues	$435	$106	$1,294	$788

	Three Months Ended			Year Ended
	December 31,			December 31,
	2021	2020	Change(2)	2021	2020	Change(2)
Pro-forma Hotel Revenues	$435	$106	309.9%	$1,294	$788	64.1%
Pro-forma Hotel Adjusted EBITDA	$85	$(51)	NM(3)	$179	$(144)	NM(3)
Pro-forma Hotel Adjusted EBITDA margin(2)	19.7%	(48.1)%	NM(3)	13.8%	(18.2)%	NM(3)
__________________________________

(1) Includes other revenues and other expenses, non-income taxes on TRS leases included in other property-level expenses and corporate general and administrative expenses in the consolidated statements of operations.

(2) Percentages are calculated based on unrounded numbers.
(3) Percentage change is not meaningful.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NAREIT FFO AND ADJUSTED FFO

(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss attributable to stockholders	$(67)	$(217)	$(459)	$(1,440)
Depreciation and amortization expense	68	73	281	298
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(4)	(4)
Loss (gain) on sales of assets, net	—	—	5	(62)
Gain on sale of investments in affiliates(1)	—	—	—	(1)
Impairment loss	—	—	5	697
Equity investment adjustments:
Equity in losses from investments in affiliates	1	6	7	22
Pro rata FFO of investments in affiliates	1	(3)	2	(10)
Nareit FFO attributable to stockholders	2	(142)	(163)	(500)
Casualty loss (gain), net	2	—	4	(1)
Severance expense	—	7	—	33
Acquisition costs	—	—	—	10
Share-based compensation expense	4	10	19	20
Other items(2)	2	—	4	49
Adjusted FFO attributable to stockholders	$10	$(125)	$(136)	$(389)
Nareit FFO per share – Diluted(3)	$0.01	$(0.60)	$(0.69)	$(2.12)
Adjusted FFO per share – Diluted(3)	$0.05	$(0.53)	$(0.57)	$(1.65)
Weighted average shares outstanding – Diluted	236	235	236	236

(1)	Included in other (loss) gain, net in the consolidated statements of operations.
(2)	For the year ended December 31, 2020, includes $37 million of tax expense associated with hotels sold during 2020.
(3)	Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS

NET DEBT

(unaudited, in millions)
December 31, 2021
Debt	$4,672
Add: unamortized deferred financing costs and discount	38
Less: unamortized premium	(4)
Debt, excluding unamortized deferred financing cost, premiums and discounts	4,706
Add: Park's share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	225
Less: cash and cash equivalents	(688)
Less: restricted cash	(75)
Net debt	$4,168

PARK HOTELS & RESORTS INC.

DEFINITIONS

Pro-forma

The Company presents certain data for its consolidated hotels on a pro-forma hotel basis as supplemental information for investors: Pro-forma Hotel Revenues, Pro-forma RevPAR, Pro-forma Total RevPAR, Pro-forma Occupancy, Pro-forma ADR, Pro-forma Hotel Adjusted EBITDA and Pro-forma Hotel Adjusted EBITDA Margin. The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions that have occurred through February 17, 2022 and include results from property acquisitions as though such acquisitions occurred on the earliest period presented.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin

Earnings (loss) before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings (losses) from investments in affiliates.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude:

•
Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•
Costs associated with hotel acquisitions or dispositions expensed during the period;
•
Severance expense;
•
Share-based compensation expense;
•
Impairment losses and casualty gains or losses; and
•
Other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, which excludes hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP. Because of these limitations, EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders Nareit FFO per share - diluted and Adjusted FFO per share - diluted

Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•
Costs associated with hotel acquisitions or dispositions expensed during the period;
•
Severance expense;
•
Share-based compensation expense;
•
Other items that management believes are not representative of the Company’s current or future operating performance.

Net Debt

Net debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

The Company believes Net debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt may not be comparable to a similarly titled measure of other companies.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR (or rate) represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.

Total RevPAR

Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Room nights available to guests have not been adjusted for suspended or reduced operations at certain of Park’s hotels as a result of COVID-19. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.